                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

                             CURRENT REPORT PURSUANT
                             TO SECTION 13 OR 15(D)

                     OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): November 5, 2001

                                  Hadron, Inc.

             (Exact name of registrant as specified in its charter)

                   New York                                      0-5404                              11-2120726
-------------------------------------------------     -------------------------------      ---------------------------------
 (State or other jurisdiction of incorporation)          (Commission File Number)          (IRS Employer Identification No.)

             5904 Richmond Highway, Suite 300, Alexandria, VA 22309
        ------------------------------------------------------------------------
         (Address of principal executive offices)                     (Zip Code)

                                 (703) 329-9400
                      -------------------------------------
              (Registrant's telephone number, including area code)

                                       N/A
-------------------------------------------------------------------------------
   (Former name, former address and former fiscal year, if changed since last report)

     The undersigned Registrant hereby amends its Current Report on Form 8-K dated November 5, 2001 by the addition of financial statements as set forth in
Item 7 below.

Item 7.  Financial Statements and Exhibits

         (a) Financial statements of business acquired:

             Analex Corporation
             Financial Statements for the Years
             Ended December 31, 2000, 1999 and 1998

             Reports of Independent Auditors Balance Sheets at December 31, 2000 and 1999 Statements of Operations for the years ended December 31,
               2000, 1999 and 1998
             Statements of Changes in Stockholders' Equity for the years ended
               December 31, 2000, 1999 and 1998
             Statements of Cash Flows for the years ended December 31,
               2000, 1999 and 1998
             Notes to Financial Statements

             Analex Corporation
             Financial Statements for the Nine Months
             Ended September 30, 2001 and 2000 (Unaudited)

             Balance Sheet at September 30, 2001
             Statements of Operations for the nine months ended September 30,
               2001 and 2000
             Statements of Cash Flows for the nine months ended September 30,
               2001 and 2000
             Notes to Financial Statements

         (b) Pro Forma financial information:

             Hadron, Inc. Pro Forma Financial Statements (Unaudited)

             Pro Forma Combined Balance Sheets as of September 30, 2001

             Pro Forma Combined Statements of
               Operations for the Nine Months Ended September 30, 2001

             Pro Forma Combined Statements of
               Operations for the Twelve Months Ended December 31, 2000

             Notes to Unaudited Pro Forma Combined
               Financial Statements

              INDEX TO FINANCIAL STATEMENTS
Item 7(a)     Financial Statements of Business Acquired

              Analex Corporation
              Financial Statements for the Years
              Ended December 31, 2000, 1999 and 1998                                         Page
                                                                                             ----
              Reports of Independent Auditors                                                1
              Balance Sheets at December 31, 2000 and 1999                                   3
              Statements of Operations for the years ended December 31, 2000,
              1999 and 1998                                                                  5
              Statements of Changes in Stockholders' Equity for the years ended
              December 31, 2000, 1999 and 1998                                               6
              Statements of Cash Flows for the years ended December 31, 2000,
              1999 and 1998                                                                  7
              Notes to Financial Statements                                                  8

              Analex Corporation
              Financial Statements for the Nine Months
              Ended September 30, 2001 and 2000  (Unaudited)

              Balance Sheet at September 30, 2001                                            17
              Statements of Operations for the nine months ended September 30,
              2001 and 2000                                                                  19
              Statements of Cash Flows for the nine months ended September 30,
              2001 and 2000                                                                  20
              Notes to Financial Statements                                                  21


Item 7 (b)    Pro Forma Financial Information                                                22

              Hadron, Inc. Pro Forma Financial Statements (Unaudited)

              Pro Forma Combined Balance Sheets as of September 30, 2001                     23

              Pro Forma Combined Statements of  Operations for the
                Nine Months Ended September 30, 2001                                         25

              Pro Forma Combined Statements of Operations for the
                Twelve Months Ended December 31, 2000                                        26

              Notes to Unaudited Pro Forma Combined Financial Statements                     27

Item 7(a) Financial Statements of Business Acquired

                               Analex Corporation


                              Financial Statements

                  Years ended December 31, 2000, 1999 and 1998

                      with Reports of Independent Auditors

                               Analex Corporation

                              Financial Statements

                  Years ended December 31, 2000, 1999 and 1998

                                    Contents

Reports of Independent Auditors..........................................................................  1

Financial Statements

Balance Sheets...........................................................................................  3
Statements of Operations.................................................................................  5
Statements of Changes in Stockholders' Equity............................................................  6
Statements of Cash Flows.................................................................................  7
Notes to Financial Statements............................................................................  8-16

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Analex Corporation
Titusville, Florida

We have audited the balance sheet of Analex Corporation as of December 31, 2000, and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Analex Corporation as of December 31, 1999 were audited by other auditors whose report dated March 27, 2000 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material aspects, the financial position of Analex Corporation as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

February 6, 2001
Melbourne, Florida                        /s/ Berman Hopkins
                                              Wright LaHam, CPAs, LLP

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Analex Corporation (a Nevada Corporation)


We have audited the accompanying balance sheet of Analex Corporation (a Nevada Corporation) as of December 31, 1999, and the related statements of income, retained earnings (deficit) and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Analex Corporation as of December 31, 1999, and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

March 27, 2000                            /s/ Duvall & Associates, Inc.
Dayton, Ohio

                               ANALEX CORPORATION
                                 BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999
                           --------------------------

                                               DECEMBER 31,      DECEMBER 31,
                                                  2000               1999
                                              -------------    --------------
ASSETS
------

Current assets:
  Cash and cash equivalents                   $     601,665    $      543,218
  Accounts receivable
    United States government contracts
       Billed                                     1,654,615         1,312,057
       Unbilled                                     279,126           791,910
  Commercial contracts
       Billed                                     1,482,317           753,580
       Unbilled                                           -           303,456
  Accounts receivable - other                        37,552            51,218
  Refundable income taxes                             3,545             2,745
  Deferred income taxes                             396,000           369,553
                                              -------------    --------------

    Total current assets                          4,454,820         4,127,737
                                              -------------    --------------

Property and equipment, net                          31,918            35,414

Other assets:
  Deferred income taxes                           1,082,000         1,541,318
  Deposits                                           59,599           114,935
  Other                                               2,860             2,860
                                              -------------    --------------

    Total other assets                            1,144,459         1,659,113
                                              -------------    --------------


Total assets                                  $   5,631,197    $    5,822,264
                                              =============    ==============

                        See Notes to Financial Statements

                               ANALEX CORPORATION
                                 BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999
                           --------------------------

                                                                                    DECEMBER 31,     DECEMBER 31,
LIABILITIES AND STOCKHOLDERS' DEFICIT                                                   2000            1999
-------------------------------------                                              -------------    -------------
Current liabilities:
  Accounts payable                                                                 $    968,100     $  1,168,217
  Note payable to bank                                                                  970,365        1,224,695
  Notes payable to shareholders                                                         200,000                -
  Current portion of long-term debt                                                     218,627          202,114
  Current portion of capital lease obligations                                                -            6,248
  Current portion of employee stock ownership plan settlement                           253,348          534,155
  Accrued income taxes                                                                  290,661        1,463,868
  Accrual for disallowed contract costs                                                 199,452                -
  Accrued expenses                                                                    2,058,450        1,646,343
                                                                                   -------------    -------------

    Total current liabilities                                                         5,159,003        6,245,640
                                                                                   -------------    -------------

Long-term liabilities:
  Long-term debt, less current portion                                                1,256,652        1,556,661
  Long-term employee stock ownership plan settlement, less current portion                    -          464,495
  Accrual for disallowed contract costs, less current portion                           826,242          836,475
                                                                                   -------------    -------------

    Total long-term liabilities                                                       2,082,894        2,857,631
                                                                                   -------------    -------------

Total liabilities                                                                     7,241,897        9,103,271
                                                                                   -------------    -------------

Commitments and contingencies

Stockholders' deficit:
  Preferred stock - Class A                                                           1,428,525        1,428,525
  Preferred stock - Class B                                                             984,662                -
  Common stock $.0001 par value, 130,000 shares
    authorized, 108,258 and 100,000 shares issued and outstanding, respectively              11               10
  Additional paid-in capital                                                             85,468              990
  Accumulated deficit                                                                (3,360,674)      (3,789,163)
                                                                                   -------------    -------------
                                                                                       (862,008)      (2,359,638)
  Less:  treasury stock                                                                (748,692)        (921,369)
                                                                                   -------------    -------------
      Total stockholders' deficit                                                    (1,610,700)      (3,281,007)
                                                                                   -------------    -------------

Total liabilities and stockholders' deficit                                        $  5,631,197     $  5,822,264
                                                                                   =============    =============

                        See Notes to Financial Statements

                               ANALEX CORPORATION
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
              ----------------------------------------------------

                                                               2000                 1999                    1998
                                                        ------------------   -----------------     ------------------
Revenues

  United States government contracts                    $       20,044,518   $      22,279,146     $       20,384,794
  Commercial contracts                                          11,257,494           6,014,156              5,360,455
                                                        ------------------   -----------------     ------------------
                                                                31,302,012          28,293,302             25,745,249

Operating expenses:
  Direct operating expenses                                     23,559,127          21,995,961             19,657,623
  Other operating expenses                                       6,255,588           5,268,907              4,880,330
  Unclaimed operating expenses                                     327,802             340,016                647,068
                                                        ------------------   -----------------     ------------------

Total operating expenses                                        30,142,517          27,604,884             25,185,021
                                                        ------------------   -----------------     ------------------

Income from operations                                           1,159,495             688,418                560,228
                                                        ------------------   -----------------     ------------------

Other income (expense):
  Interest expense                                                (212,033)           (436,405)              (657,570)
  Interest income                                                    7,217                 118                    988
  Bad debt expense                                                       -                   -               (187,072)
  Provision for disallowed contract costs                         (189,219)                  -                       -
  Non-compete fees                                                (142,800)           (117,800)              (114,300)
  Employee stock ownership plan settlement                         211,147            (998,650)                      -
  Miscellaneous                                                     21,162             (34,877)              (100,376)
                                                        ------------------   -----------------     ------------------

Total other expense                                               (304,526)         (1,587,614)            (1,058,330)
                                                        ------------------   -----------------     ------------------

Income (loss) before income taxes                                  854,969            (899,196)              (498,102)

Income tax benefit (provision)                                    (426,480)             87,222               (509,182)
                                                        ------------------     ---------------     ------------------


Net income (loss)                                       $          428,489     $      (811,974)    $       (1,007,284)
                                                        ==================     ===============     ==================

                        See Notes to Financial Statements

                               ANALEX CORPORATION
                      STATEMENTS OF STOCKHOLDERS' DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
              ----------------------------------------------------


                                       Preferred Stock - Class A    Preferred Stock - Class B       Common Stock       Additional
                                          Shares         Amount         Shares         Amount    Shares     Amount       Capital
                                    ------------------------------------------------------------------------------------------------
Balance - December 31, 1997               31,745       $ 1,428,525           -      $       -    100,000    $   10     $     990
                                               -                 -           -              -          -         -             -
  Purchase of preferred Class A                -                 -           -              -          -         -             -
  shares by treasury from ESOP                 -                 -           -              -          -         -             -
                                               -                 -           -              -          -         -             -
  Net loss                                     -                 -           -              -          -         -             -
                                    ------------------------------------------------------------------------------------------------

Balance - December 31, 1998               31,745         1,428,525           -              -    100,000        10           990

  Purchase of preferred Class A
  shares by treasury from ESOP                 -                 -           -              -          -         -             -

  Dividends                                    -                 -           -              -          -         -             -

  Net loss                                     -                 -           -              -          -         -             -
                                    ------------------------------------------------------------------------------------------------

Balance - December 31, 1999               31,745         1,428,525           -              -    100,000        10           990

  Transfer of preferred Class A
  shares held by treasury to ESOP              -                 -           -              -          -         -             -

  Sale of preferred Class B shares             -                 -           2        984,662          -         -             -

  Sale of common shares                        -                 -           -              -      8,258         1        84,478

  Reverse stock split                    (15,872)                -           -              -          -         -             -

  Net income                                   -                 -           -              -          -         -             -
                                    ------------------------------------------------------------------------------------------------

Balance - December 31, 2000               15,873       $ 1,428,525           2      $ 984,662    108,258    $   11     $  85,468
                                    ================================================================================================


                                           Accumulated          Treasury
                                             Deficit              stock
                                      ---------------------------------------
Balance - December 31, 1997              $ (1,893,409)         $ (819,565)
                                                    -                   -
  Purchase of preferred Class A                     -                   -
  shares by treasury from ESOP                      -             (59,402)
                                                    -                   -
  Net loss                                 (1,007,284)                  -
                                      ---------------------------------------

Balance - December 31, 1998                (2,900,693)           (878,967)

  Purchase of preferred Class A
  shares by treasury from ESOP                      -             (42,402)

  Dividends                                   (76,496)                  -

  Net loss                                   (811,974)                  -
                                      ---------------------------------------

Balance - December 31, 1999                (3,789,163)           (921,369)

  Transfer of preferred Class A
  shares held by treasury to ESOP                   -             172,677

  Sale of preferred Class B shares                  -                   -

  Sale of common shares                             -                   -

  Reverse stock split                               -                   -

  Net income                                  428,489                   -
                                      ----------------------------------------

Balance - December 31, 2000               ($3,360,674)          ($748,692)
                                      ========================================

                        See Notes to Financial Statements

                               ANALEX CORPORATION
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
              ----------------------------------------------------

                                                                    2000                     1999                    1998
                                                             -------------------      -------------------     -------------------
Cash flows from operating activities:

  Net income (loss)                                         $            428,489    $            (811,974)   $         (1,007,284)
                                                             -------------------     --------------------     -------------------

Adjustments to reconcile net income (loss) to net
    cash provided (used) by operating activities:
    Depreciation                                                          22,162                   41,405                  72,458
    Adjustment of government settlement                                        -                        -                 100,000
    Loss on the disposal of property and equipment                             -                   18,257                     839
    Changes in operating assets and liabilities:
      Accounts receivable                                               (241,389)                (435,103)                626,061
      Refundable income taxes                                               (800)                  64,034                       -
      Deposits                                                            55,336                  (71,999)                (10,672)
      Deferred income taxes                                              432,871                 (182,845)                (45,565)
      Employee stock ownership plan settlement                          (745,302)                 998,650                       -
      Accounts payable                                                  (200,119)                (190,078)                398,326
      Accrued expenses                                                   584,783                  270,890                 199,789
      Accrued income taxes                                            (1,173,207)                 344,480                 566,276
      Accrual for disallowed contract costs                              189,219                        -                       -
                                                             -------------------     --------------------     -------------------

      Total adjustments                                               (1,076,446)                 857,691               1,907,512
                                                             -------------------     --------------------     -------------------

Net cash provided (used) by operating activities                        (647,957)                  45,717                 900,228
                                                             -------------------     --------------------     -------------------

Cash flows from investing activities:

    Purchase of property and equipment                                   (18,663)                       -                  (5,091)
    Proceeds from disposal of property and equipment                           -                  146,023                     100
                                                             -------------------     --------------------     -------------------

Net cash used by investing activities                                    (18,663)                 146,023                  (4,991)
                                                             -------------------     --------------------     -------------------

Cash flows from financing activities:

    Proceeds (paydown) on note payable to bank                          (254,330)                 641,698                (404,000)
    Proceeds from notes payable to stockholders                          200,000                        -                       -
    Payments on long-term debt                                          (283,496)                (311,149)               (295,960)
    Payments on capital lease obligations                                 (6,248)                 (23,956)                (20,775)
    Proceeds from the sale of preferred Class B stock                    984,662                        -                       -
    Proceeds from the sale of common stock                                84,479                        -                       -
    Acquisition of treasury stock                                              -                  (42,402)                (59,402)
    Dividends paid                                                             -                  (76,496)                      -
                                                             -------------------     --------------------     -------------------

Net cash provided by financing activities                                725,067                  187,695                (780,137)
                                                             -------------------     --------------------     -------------------

Net increase (decrease) in cash and cash equivalents                      58,447                  379,435                 115,100

Cash and cash equivalents at beginning of year                           543,218                  163,783                  48,683
                                                             -------------------     --------------------     -------------------

Cash and cash equivalents at end of year                    $            601,665    $             543,218    $            163,783
                                                             ===================     ====================     ===================

Cash paid for interest                                      $            866,870    $             185,416    $            207,343
                                                             ===================     ====================     ===================

Cash paid for income taxes                                  $            501,045    $                   -    $                  -
                                                             ===================     ====================     ===================

                        See Notes to Financial Statements

                               Analex Corporation

                          NOTES TO FINANCIAL STATEMENTS

                        December 31, 2000, 1999 and 1998

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.   Nature of the business
     ----------------------

Analex Corporation (the "Company") was incorporated under the laws of the State of Nevada in January 1990. The Company operates as an engineering service provider for the design, development, analysis and testing of products and systems for its government and commercial customers in the aerospace, medical, telecommunications and information technology industries located throughout the United States.

2.   Estimates
     ---------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

3.   Cash and cash equivalents
     -------------------------

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

4.   Accounts receivable
     -------------------

As of December 31, 2000 and 1999, management considered its accounts receivable to be fully collectible. Accordingly, no allowance for doubtful accounts is reflected on the accompanying balance sheets.

The caption "unbilled receivables" represents estimated fees and costs incurred on contracts for which billings have not yet been presented to the customer. When billed, these amounts are included in "billed receivables."

5.   Property and equipment
     ----------------------

Property and equipment is recorded at cost. Depreciation is provided using an accelerated method over the estimated useful lives of the assets, generally five to seven years. Expenditures for repairs and maintenance are charged to operations as incurred.

6.   Revenue recognition
     -------------------

The Company primarily enters into cost plus fixed fee contracts that vary in length from six months to five years. Revenues under these contracts are recognized using the proportional performance method, which approximates the percentage of completion method.

Pursuant to the guidance offered in Accounting Research Bulletin No. 43 ("ARB 43"), revenues are recognized in relation to costs incurred, which are proportionate to the estimated total cost of the contract. Furthermore, pursuant to ARB 43, the Company's revenues include the fixed fee and reimbursable cost components.

Costs directly related to the services performed are classified as direct operating expenses on the accompanying statements of operations. Costs that are not directly related to the services performed, yet are includable in the pool of reimbursable costs, are classified as other operating expenses. Operating costs that are not allowable for reimbursement under the terms of the applicable contract are classified as unclaimed operating expenses. All costs are charged to operations as incurred.

NOTE B - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:


                                                2000                1999
                                          ----------------    ----------------


Computer equipment and software              $     333,233      $      385,799
Facilities and leasehold
  Improvements                                     158,683             158,683
Office furniture and equipment                     100,849              57,293
                                             -------------      --------------
Total fixed assets                                 592,765             601,775
Less accumulated depreciation
  And amortization                                (560,847)           (566,361)
                                             -------------      --------------

                                             $      31,918      $       35,414
                                             =============      ==============



For the years ended December 31, 2000, 1999, and 1998, the Company recognized depreciation expense in the amount of $22,162, $41,405, and $72,458, respectively.

NOTE C  - NOTE PAYABLE TO BANK

The Company is a party to a revolving line of credit agreement with a bank. The agreement allows for the borrowing of up to the lesser of $1.5 million or 80% of qualified accounts receivable. The note is payable on demand, bears interest at the bank's prime rate (8.5% at December 31, 2000) plus 2.0%, and is secured by substantially all the assets of the Company. As of December 31, 2000 and 1999, the outstanding balances on the note payable to bank was $970,365 and $1,224,695, respectively. During the years ended December 31, 2000, 1999 and 1998, interest incurred on the note payable to bank was $82,554, $52,072 and $39,489, respectively.

NOTE D - NOTES PAYABLE TO SHAREHOLDERS

In March 2000, the Company entered into a $90,000 note payable agreement with its Chief Executive Officer and a $110,000 note payable agreement with the Secretary of its Board of Directors. Both of the notes provide for interest to accrue at 9.0%, are due on demand and are uncollateralized.

NOTE E - LONG-TERM DEBT

Long-term debt consists of an extended payout settlement on disallowed contract costs (see Note N-2). The agreement provides for quarterly payments of $80,000 consisting of principal and interest at 7.0% through February 2006, with a final payment due in May 2006 and is collateralized by substantially all the assets of the Company. As of December 31, 2000, the outstanding principal balance was $1,475,279, with $218,627 scheduled to mature during 2001.

The Company is also contingently obligated to make an additional annual payment based on 1% of "non-pass through" revenues in excess of $22.5 million, as defined. During the years ended December 31, 2000 and 1999 and 1998, the Company was not subject to this contingent payment. In addition, the Company is obligated to make a supplemental principal payment in the amount of 70% of any proceeds received on the disposal of property and equipment. During the year ended December 31, 2000, a supplemental payment in the amount of $80,338 was made as a result of a disposal during 1999.

The scheduled maturities of the long-term debt agreement for each of the years ending December 31 are as follows:

              2001                                   $       218,627
              2002                                           234,064
              2003                                           250,592
              2004                                           268,287
              2005                                           287,232
              Thereafter                                     216,477
                                                     ---------------
                                                     $     1,475,279
                                                     ===============

NOTE F - EMPLOYEE STOCK OWNERSHIP PLAN SETTLEMENT

In March 2000, the Company negotiated a settlement with the Internal Revenue Service (the "IRS") regarding the Analex Employee Stock Ownership Plan (the "ESOP") (see Note L). The IRS had issued two Revenue Agent's Reports that proposed to disqualify the ESOP retroactively to its commencement and proposed to assert excise taxes against the Company for allegedly engaging in prohibited transactions in connection with the sale of the Company's preferred stock to the ESOP.

In order to resolve the matter with the IRS, the Company agreed to the following terms: (1) to make a settlement payment of $231,000 to the United States Government, (2) to transfer 12,896 shares of Class A preferred stock back to the ESOP, (3) to refund the ESOP $109,715 of interest previously paid to the Company, (4) to pay $134,955 of Federal excise tax, for each of the periods ending December 31, 1992 and 1993 and (5) interest on the excise taxes in the amount of $194,585.

As a result of the settlement, the IRS rescinded the proposed adverse determination letter related to the ESOP.

During the year ended December 31, 2000, the Company (1) paid the $231,000 settlement to the IRS, (2) refunded the $109,715 interest to the ESOP, and (3) consummated the transfer of the 12,896 shares of its preferred Class A stock from the treasury back to the ESOP. In addition, the Company successfully renegotiated with the IRS to reduce the remaining settlement obligation from $464,495 to $253,348.

As a result of the renegotiation, the accompanying statement of operations for the year ended December 31, 2000 reflects a component of other income in the amount of $211,147 to reflect the reduction of the obligation, and the accompanying December 31, 2000 balance sheet reflects a current liability in the amount of $253,348, as the remaining balance is expected to be paid in 2001.

NOTE G - ACCRUED EXPENSES

 Accrued expenses consist of the following at December 31:

                                          ------------------------    -----------------------
                                                   2000                        1999
                                          ------------------------    -----------------------
Accrued payroll and related expenses              $      1,193,940           $        928,126
Accrued vacation                                           673,544                    568,225
Accrued profit sharing                                     152,116                    130,383
Accrued interest                                            30,599                     10,602
Accrued other                                                8,251                      9,007
                                                  ----------------           ----------------

                                                  $      2,058,450           $      1,646,343
                                                  ================           ================

NOTE H - ACCRUED INCOME TAXES

In May 2000, the Company entered into a settlement agreement with the IRS to increase its federal income tax liability for the tax years 1991 through 1993. In addition to the income taxes, the Company also agreed to pay accuracy-related penalties and interest. Due to these adjustments, additional state and local income taxes and interest for the same years examined were accrued.

During the year ended December 31, 2000, the Company paid the additional federal income taxes, interest and penalties for the 1991 through 1993 assessment. There were no current income tax accruals as of December 31, 2000 or 1999. The accrued income tax balance reflected on the accompanying balance sheets is comprised of the following:

     Balance at December 31, 1998                                                $          -
        Federal income taxes for 1991 through 1993                                       506,636
        Interest on additional federal income taxes                                      565,119
        Penalties on federal income taxes                                                101,302
        Additional state and local income taxes                                          133,465
        Interest on additional state and local income taxes                               80,879
        Accrual for foregone AMT tax credits                                              76,467
                                                                                 ---------------
     Balance at December 31, 1999                                                      1,463,868
        Payment of 1991 through 1993 federal taxes                                      (506,636)
        Payment of 1991 through 1993 interest on federal taxes                          (565,119)
        Payment of 1991 through 1993 penalties on federal taxes                         (101,452)
                                                                                        --------
     Balance at December 31, 2000                                                $       290,661
                                                                                 ===============

The remaining balance of the income tax accrual is expected to be paid during the year ended December 31, 2001.

NOTE I - ACCRUAL FOR DISALLOWED CONTRACT COSTS

As a government contractor, the Company is subject to audits by the federal government with respect to costs claimed under its cost plus fixed fee contracts.

During the year ended December 31, 1997, the Defense Contract Audit Agency (the "DCAA") issued preliminary audit reports challenging the Company's costs claimed on government contracts during the years 1990 through 1995. As a result of the issuance of these reports, the Company recorded an accrual for disallowed contract costs at December 31, 1997 in the amount of $736,475.

During 1998, the Company recorded an accrual for disallowed contract costs for costs claimed in the calendar years 1996 and 1997 in the amount of $50,000 for each year in anticipation of receiving a preliminary audit adjustment for these years. As a result, the December 31, 1999 balance reflects an accrual for disallowed contract costs in the amount of $836,475.

During the year ended December 31, 2000, the DCAA and the Company reached a settlement for disallowed costs claimed during the years 1990 through 1995. As a result of this settlement, the Company agreed to reimburse costs claimed in those years in the amount of $831,588. Of this amount, $199,452 of costs is expected to be remitted in 2001.

Also during 2000, the Company received preliminary audit reports from the DCAA for costs claimed during the calendar years 1996 and 1997. These audit reports challenge costs of approximately $1.4 million claimed during those years. It is management's belief that substantially all the costs claimed by the Company are allowable and the original accrual for $50,000 for each years is still appropriate. The Company intends to defend itself rigorously during the negotiation process expected to take place in 2001.

     In addition, during 2000, the Company recorded an accrual for disallowed contract costs for costs claimed in the calendar years 1998 and 1999, in the amount of $47,053 for each year, in anticipation of receiving a preliminary audit adjustment for these years.

     As a result of the afore-mentioned events, the December 31, 2000 balance sheet reflects an accrual for disallowed contract costs in the amount of $1,025,694, of which $199,452 is considered currently due. The accompanying statement of operations for the year ended December 31, 2000 contains a provision for disallowed contract costs in the amount of $189,219, the net result of the settlement of the 1990 through 1995 audits and the accrual for the 1998 and 1999 estimates.

     The ultimate amount of disallowed costs for the years 1996 through 1999 is unknown at this time. However, it is management's belief that the accompanying balance sheet reflects the appropriate settlement accrual balance.

     NOTE J - INCOME TAXES

     The Company accounts for deferred income taxes using the liability method pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities. Measurement of deferred income tax is based on enacted tax rates and laws that will be in effect when the differences are expected to reverse, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized.

     The components of the Company's income tax provision (benefit) for the years ended December 31 are as follows:

                                          ------------------------    -----------------------     -----------------------
                                                   2000                        1999                        1998
                                          ------------------------    -----------------------     -----------------------
Current:
  Federal                                                 $ (6,391)                  $ 12,146                  $  (54,918)
  State                                                          -                        700                        (635)
  Local                                                          -                          -                         (24)
                                                          --------                   --------                  ----------
                                                            (6,391)                    12,846                     (55,577)
                                                          --------                   --------                  ----------
Deferred:
  Federal                                                  367,940                   (147,704)                    (39,562)
  State                                                     43,287                    (30,477)                    (22,540)
  Local                                                     21,644                     (4,664)                     16,537
                                                          --------                   --------                  ----------
                                                           432,871                   (182,845)                    (45,565)
                                                          --------                   --------                  ----------
Accrual for IRS audit adjustments:
  Federal                                                        -                     66,557                     493,079
  State                                                          -                     13,701                      96,707
  Local                                                          -                      2,519                      20,538
                                                          --------                   --------                  ----------
                                                                 -                     82,777                     610,324
                                                          --------                   --------                  ----------
                                                          $426,480                   $(87,222)                 $  509,182
                                                          ========                   ========                  ==========

     The components of the Company's deferred tax assets as of December 31 are as follows:

                                          ------------------------    -----------------------
                                                   2000                        1999
                                          ------------------------    -----------------------
Current deferred tax asset:
  Accrued vacation                                      $  269,000                 $  240,413
  Accrual for disallowed contract
   costs                                                    80,000                          -

  Accrued interest to shareholders                                   5,000                       -
  Accrued interest on excise taxes                                  42,000                  82,580
  Accrued interest due to the ESOP                                       -                  46,560
                                                                ----------              ----------
                                                                   396,000                 369,553
Non-current deferred tax asset:
  Accrual for government settlement                                594,000                 746,367
  Accrual for disallowed contract costs                            330,000                 354,973
  Net operating loss carryforward                                   93,000                 129,372
  Accrued interest on IRS audit                                     42,000                 284,009
  Accumulated depreciation                                          23,000                  26,597
                                                                ----------              ----------
                                                                 1,082,000               1,541,318
                                                                ----------              ----------
                                                                $1,478,000              $1,910,871
                                                                ==========              ==========

     As of December 31, 2000, the Company's entire net operating loss carryforward is scheduled to expire in 2018.

     The Company's effective income tax rate for the year ended December 31, 2000 is more than would be expected if the federal, state and local statutory rates were applied to income, primarily because of a reduction in tax rates to calculate the deferred tax components. The Company's effective income tax rate for the year ended December 31, 1999 is less than what would be expected if the federal, state and local statutory rates were applied to income primarily because of the effect of non-deductible payments accrued on the IRS audit (see Note H) and the ESOP (see Note F) settlement. The Company's effective income tax rate for the year ended December 31, 1998 is more than would be expected if the federal, state and local statutory rates were applied to income, primarily because of expenses deductible for book purposes but not for income tax purposes.

     NOTE K - PROFIT SHARING PLAN

     The Company sponsors the Analex Corporation Retirement Plan (the "Plan"), pursuant to Internal Revenue Code 401(k), which covers substantially all employees. Contributions to the Plan are based on a percentage of employee compensation and are accrued and funded on a current basis. Contributions to the Plan were $427,742, $367,257 and $327,674 for the years ended December 31, 2000, 1999 and 1998, respectively.

     NOTE L - EMPLOYEE STOCK OWNERSHIP PLAN

     On January 1, 1991, the Company adopted the Analex Corporation Employee Stock Ownership Plan (the "ESOP"), which was designed as a leveraged ESOP plan to comply with Internal Revenue Code section 4975(e)(7). The ESOP allowed for the participation of substantially all employees and funded a purchase of the Company's Class A preferred stock through the issuance of a note payable. As the ESOP made each note payment, an appropriate percentage of stock was allocated to the eligible employees' accounts based upon the ratio that each participant's compensation bore to the total compensation of all eligible participants. All shares fully vest upon allocation.

     During 1994, the note was paid in full and the Company ceased making further contributions to the ESOP. As of December 31, 2000, the ESOP was holding 14,415 shares of the Company's preferred Class A stock (after the reverse stock split), all of which have been released.

     NOTE M - STOCKHOLDERS' DEFICIT

     1. Class A preferred stock
        -----------------------

     On January 1, 1991, the Company designated and issued 59,980 shares of no par value Series A non-voting, cumulative, convertible preferred stock. The Class A shares are entitled to a cumulative, preferential dividend at a rate of $4.05 per share and are convertible at a rate of four shares of Company common stock for every three shares of preferred stock. In addition, the Company may redeem the Class A preferred shares at any time at $45 per share. Upon liquidation, the holders of the Class A shares are entitled to receive $45 per share. In January 1991, the Company sold 59,980 shares of its Class A preferred stock to the ESOP at $45 per share. The Class A shares have preferential rights to dividends and liquidation proceeds over any of the Company's other equity classes.

     In December 1993, the ESOP returned 28,235 Class A shares to the Company in exchange for the cancellation of the remaining balance on the note payable, effectively reducing the outstanding value of preferred stock by $1,270,575, or $45 per share. The Company then canceled the returned shares.

     During the period from January 1994 through December 1999, the Company repurchased 15,812 Class A shares from the ESOP for a total of $350,614, or the fair market value of the shares at each transaction date. These shares were transferred to the Company's treasury.

     In June 2000, the Company returned 12,896 shares of the Class A preferred stock from the treasury to the ESOP pursuant to the IRS settlement agreement (see Note F). The fair market value of these shares was $172,677, or $13.39 per share.

     In December 2000, the Company's stockholders effected a reverse stock split on the Series A preferred stock. As a result, the number of outstanding shares was reduced to 15,873. The post-stock split Class A shares are entitled to cumulative, preferential dividends at a rate of $8.10 per share and are convertible at a rate of three shares of Company common stock for every two shares of preferred stock. In addition, the Company may redeem the Class A preferred shares at any time at $90 per share. Upon liquidation, the holders of the Class A shares are entitled to receive $90 per share. In addition, by written consent of the stockholders, the number of authorized Class A shares was decreased to 49,800.

     As of December 31, 2000, the amount of dividends in arrears on the cumulative Class A preferred stock was $181,286.

     2. Class B preferred stock
        -----------------------

     In May 2000, the Company designated 200 shares of no par value Series B non-voting, non-cumulative preferred stock. The Class B shares are entitled to a non-cumulative annual dividend at a rate of $49,233 per share, at the discretion of the Company's Board of Directors, and liquidation rights of $492,331 per share. The Class B dividend and liquidation rights are subordinate to the Class A shares and senior to the rights of the Company's common stock.

     In June 2000, the Company sold 1.046 shares and .954 share of its Class B preferred stock to the Company's Secretary of the Board of Directors and Chief Executive Officer, respectively. Proceeds received on the sale of the shares were $984,662.

     3. Common Stock
        ------------

     In May 2000, the Company sold 1,000 and 7,258 shares of its common stock to the Company's Secretary of the Board of Directors and Chief Executive Officer, respectively. Proceeds received on the sale of the shares were $84,479.

     4. Treasury stock
        --------------

     Treasury stock is shown at cost and consists of 23,809 shares of common stock, with a value of $570,728 and 1,458 shares of the Class A preferred stock (after accounting for the reverse stock split), with a value of $177,964.

     NOTE N - COMMITMENTS AND CONTINGENCIES

     1. Operating leases
        ----------------

     The Company leases office space and equipment under operating leases that expire at various dates through January 2005. The future minimum lease payments under the non-cancelable leases for the following years ending December 31 are as follows:

                 2001                                            $392,736
                 2002                                             339,585
                 2003                                             161,893
                 2004                                               4,761
                 2005                                                  52
                                                                 --------
                                                                 $899,027
                                                                 ========

     Rent expense incurred under these leases for the years ended December 31, 2000, 1999 and 1998 was approximately $400,000, $1,700,000 and $1,700,000, respectively.

     2. Government settlement
        ---------------------

     In June 1994, the Company entered into a settlement agreement (see Note E) with the United States Government for costs that were billed by the Company during the fiscal years 1982 through 1990, which the Government claimed were unallowable under Federal Acquisition Regulations in a cost reimbursable contract.

     The agreement provided for the reimbursement of not less that $6 million and not more than $15.5 million, less $896,000 previously deposited by the Company. The total reimbursement will remain at $6 million as long as the Company is not in default of the payment terms as described below. In the event there is a default under the payment terms and it remains uncured for 30 days after the due date for such payment, the entire maximum unpaid balance due, $15.5 million less any payments paid under the agreement, will become due and payable.

     During 1999, the Company renegotiated the payment terms of the government settlement. On August 31, 1999, the Company began making twenty-eight quarterly payments of $80,000 principal and interest, plus certain contingent principal payments as defined in the agreement. As of the date of these financial statements, the Company is in compliance with the payment plan.

     3. Non-compete agreements
        ----------------------

     The Company is a party to six non-compete agreements that expire at various dates through December 2007. Pursuant to these agreements, the Company is obligated to make monthly payments to the parties in amounts ranging from $600 to $4,750. During the years ended December 31, 2000, 1999 and 1998, the Company paid $142,800, $117,800 and $114,300, respectively, under the non-compete agreements. The future non-compete payments under the agreements for the following years ending December 31 are payable as follows:

              2001                                             $   137,400
              2002                                                 129,000
              2003                                                 129,000
              2004                                                 129,000
              2005                                                 100,500
              Thereafter                                           274,000
                                                               -----------
                                                               $   898,900
                                                               ===========

     NOTE O - CONCENTRATIONS

     1. Customers
        ---------

     A substantial portion of the Company's services are provided in connection with United States government contracts. If these contracts were terminated, the Company would be reimbursed for costs incurred through the termination date and for certain costs arising from the termination. Government contracts represented approximately 64%, 79% and 79% of total revenue for the years ended December 31, 2000, 1999 and 1998, respectively.

     2. Cash deposits
        -------------

     The Company maintains cash balances at various banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation for up to $100,000. The amount in excess of the insured limit was $723,000 at December 31, 2000.

     NOTE P - SUBSEQUENT EVENTS

     In January 2001, the Company sold 17,196 shares of its common stock to a new officer of the Company. Proceeds received on the sale of the stock amounted to $175,761. In addition, in January 2001, the Company repurchased 1,000 shares of its common stock formally held by an officer of the Company. The cost of the shares, which were transferred to the Company's treasury, amounted to $10,230.

                               Analex Corporation


                               Financial Statements (Unaudited)


                  Nine months ended September 30, 2001 and 2000

                               ANALEX CORPORATION
                            BALANCE SHEET (UNAUDITED)
                               SEPTEMBER 30, 2001
                               ------------------

                                                                SEPTEMBER 30,
ASSETS                                                              2001
------                                                         ---------------
Current assets:
  Cash and cash equivalents                                    $       72,843
  Accounts and notes receivable, net                                5,327,739
  Refundable income taxes                                               2,285
  Deferred income taxes                                               396,000
                                                               ---------------

    Total current assets                                            5,798,867
                                                               ---------------


Property and equipment, net                                            36,446
Deferred income taxes                                               1,082,000
Deposits and other                                                     54,617
                                                               ---------------

    Total other assets                                              1,173,063
                                                               ---------------


Total assets                                                   $    6,971,930
                                                               ===============

                        See Notes to Financial Statements
                                   (Unaudited)

                               ANALEX CORPORATION
                            BALANCE SHEET (UNAUDITED)
                               SEPTEMBER 30, 2001
                               ------------------

                                                                                   SEPTEMBER 30,
LIABILITIES AND STOCKHOLDERS' DEFICIT                                                  2001
-------------------------------------                                             --------------
Current liabilities:
  Accounts payable                                                                $     572,010
  Note payable to bank                                                                  660,715
  Notes payable to shareholders                                                         728,000
  Current portion of long-term debt                                                     216,695
  Current portion of capital lease obligations                                            2,579
  Deferred income                                                                       200,000
  Accrued income taxes                                                                  246,362
  Accrual for disallowed contract costs                                                 199,452
  Accrued expenses                                                                    3,360,940
                                                                                  --------------

    Total current liabilities                                                         6,186,753
                                                                                  --------------

Long-term liabilities:
  Long-term debt, less current portion                                                1,091,070
  Long-term capital lease obligations, less current portion                              14,607
  Accrual for disallowed contract costs, less current portion                           826,242
                                                                                  --------------

    Total long-term liabilities                                                       1,931,919
                                                                                  --------------

Total liabilities                                                                     8,118,672
                                                                                  --------------

Stockholders' deficit:
  Preferred stock - Class A                                                           1,428,525
  Preferred stock - Class B                                                             984,662
  Common stock $.0001 par value, 130,000 shares
    authorized, 127,200 and 108,258 shares issued and outstanding, respectively              13
  Additional paid-in capital                                                            261,217
  Accumulated deficit                                                                (3,062,237)
                                                                                  --------------
                                                                                       (387,820)
  Less: treasury stock                                                                 (758,922)
                                                                                  --------------
      Total stockholders' deficit                                                    (1,146,742)
                                                                                  --------------

Total liabilities and stockholders' deficit                                       $   6,971,930
                                                                                  ==============


                        See Notes to Financial Statements
                                   (Unaudited)

                               ANALEX CORPORATION
                      STATEMENTS OF OPERATIONS (UNAUDITED)
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
              -----------------------------------------------------

                                             2001                2000
                                       ----------------     --------------

Revenues                               $  24,010,668        $   23,888,699

Operating expenses:
  Direct operating expenses               17,038,734            17,557,684
  Other operating expenses                 5,884,400             5,327,218
  Unclaimed operating expenses               232,278               279,139
                                       -------------        --------------

Total operating expenses                  23,155,412            23,164,041
                                       -------------        --------------

Income from operations                       855,256               724,658
                                       -------------        --------------

Other expense:
  Interest expense, net                     (277,496)             (135,139)
  Non-compete fees                          (107,809)             (111,601)
                                       -------------        --------------

Total other expense                         (385,305)             (246,740)
                                       -------------        --------------

Income before income taxes                   469,951               477,918

Income tax benefit (provision)              (171,514)                6,559
                                       -------------        --------------


Net income                             $     298,437        $      484,477
                                       =============        ==============

                        See Notes to Financial Statements
                                   (Unaudited)

                               ANALEX CORPORATION
                      STATEMENTS OF CASH FLOWS (UNAUDITED)
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
             -----------------------------------------------------

                                                                       2001                2000
                                                                 ---------------     --------------

Cash flows from operating activities:
  Net income                                                     $      298,437      $      484,477
                                                                 --------------      --------------

Adjustments to reconcile net income to net
    cash provided (used) by operating activities:
    Depreciation                                                         18,042              16,776
    Changes in operating assets and liabilities:
      Accounts and notes receivable                                  (1,874,129)           (971,728)
      Prepaid income taxes                                                1,260               2,745
      Deposits                                                            7,842              33,075
      Employee stock ownership plan settlement                         (253,348)           (998,650)
      Accounts payable                                                 (396,090)            359,423
      Deferred income                                                   200,000                   -
      Accrued expenses                                                1,302,490           2,084,954
      Accrued income taxes                                              (44,299)         (1,073,004)
                                                                 --------------      --------------

      Total adjustments                                              (1,038,232)           (546,409)
                                                                 --------------      --------------

Net cash used by operating activities                                  (739,795)            (61,932)
                                                                 --------------      --------------

Cash flows from investing activities:
    Property additions                                                  (22,570)            (18,666)
                                                                 --------------      --------------

Net cash used by investing activities                                   (22,570)            (18,666)
                                                                 --------------      --------------

Cash flows from financing activities:
    Proceeds on note payable to bank                                   (309,650)         (1,104,419)
    Proceeds from notes payable to stockholders                         528,000                   -
    Payments on long-term debt                                         (167,514)           (220,083)
    Payments on capital lease obligations                                17,186              (6,248)
    Proceeds from the sale of preferred Class B stock                         -             984,662
    Proceeds from the sale of common stock                              175,751              84,479
    Acquisition of treasury stock                                       (10,230)                  -
                                                                 --------------      --------------

Net cash provided (used) by financing activities                        233,543            (261,609)
                                                                 --------------      --------------

Net decrease in cash and cash equivalents                              (528,822)           (342,207)

Cash and cash equivalents at beginning of period                        601,665             543,218
                                                                 --------------      --------------

Cash and cash equivalents at end of period                       $       72,843      $      201,011
                                                                 ==============      ==============

                        See Notes to Financial Statements
                                   (Unaudited)

                               Analex Corporation

                    NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

                           September 30, 2001 and 2000

NOTE A - BASIS OF PRESENTATION

The interim financial statements for Analex Corporation (the "Company") are unaudited, but in the opinion of management reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These financial statements should be read in conjunction with the financial statements and notes thereto included in the financial statements for the year ended December 31, 2000.

Item 7 (b) Pro Forma Financial Information

                         PRO FORMA FINANCIAL INFORMATION

     The unaudited pro forma combined financial statements are based upon the historical consolidated financial statements of Hadron, Inc. (the "Company") adjusted to give effect to the acquisition of Analex Corporation ("Analex") by the Company under the purchase method of accounting.

     The unaudited pro forma combined balance sheets at September 30, 2001 are presented as if the above transactions were consummated on September 30, 2001. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2001 and the twelve months ended December 31, 2000 are presented as if the above transactions were consummated on January 1, 2000.

     This information should be read in conjunction with the notes and the consolidated financial statements of the Company and the financial statements of Analex included herein. The unaudited pro forma combined financial data do not purport to represent what the Company's results of operations actually would have been had such transactions and events occurred on the dates specified, or to project the Company's results of operations for any future period or date. In the opinion of management of the Company, all adjustments and reclassifications have been made that are necessary to present the pro forma combined data.

     A preliminary allocation of the purchase price has been made to the assets and liabilities based on available information. The actual allocation of purchase price and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein. These pro forma adjustments represent the Company's preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that the Company believes to be reasonable. Consequently, the amounts reflected in the pro forma financial statements are subject to change, and the final amounts may differ substantially.

                                  HADRON, INC.
                  PROFORMA COMBINED BALANCE SHEETS (UNAUDITED)
                            AS OF SEPTEMBER 30, 2001
                            ------------------------

                                              Historical      Historical                        Pro Forma
ASSETS                                          HADRON          ANALEX      Adjustments         Combined
------                                       ------------   ------------   ------------       ------------
Current assets:
  Cash and cash equivalents                  $    102,300   $     72,843   $ (6,510,000)(A)   $    679,198
                                                                              4,067,740 (D)
                                                                              4,735,627 (E)
                                                                             (1,696,715)(F)
                                                                                (92,597)(I)
  Accounts receivable, net                      2,881,000      5,327,739        451,441 (N)      8,660,180
  Prepaid expenses and other                      473,500          2,285       (172,100)(G)        303,685
  Deferred income taxes                                 -        396,000       (396,000)(I)              -
                                             ------------   ------------   ------------       ------------

    Total current assets                        3,456,800      5,798,867        387,396          9,643,063
                                             ------------   ------------   ------------       ------------

Fixed assets, net                                 256,900         36,446              -            293,346
Goodwill ATI, net                               1,557,100              -              -          1,557,100
Goodwill Analex, net                                    -              -     13,529,638 (H)     13,529,638
Other                                              70,800         54,617              -            125,417
Deferred finance costs                                  -              -        109,980 (E)        109,980
Deferred income taxes                                   -      1,082,000     (1,082,000)(I)              -
                                             ------------   ------------   ------------       ------------

    Total other assets                          1,884,800      1,173,063     12,557,618         15,615,481
                                             ------------   ------------   ------------       ------------

Total assets                                 $  5,341,600   $  6,971,930   $ 12,945,014       $ 25,258,544
                                             ============   ============   ============       ============

              See Notes to Pro Forma Combined Financial Statements
                                   (Unaudited)

                                  HADRON, INC.
                  PROFORMA COMBINED BALANCE SHEETS (UNAUDITED)
                            AS OF SEPTEMBER 30, 2001
                            ------------------------

                                                                       Historical     Historical                         Pro Forma
    LIABILITIES AND SHAREHOLDERS' EQUITY                                 HADRON         ANALEX       Adjustments         Combined
    ------------------------------------                              ------------   ------------   -------------     --------------
    Current liabilities:
      Accounts payable                                                $    434,700   $    572,010   $          -      $   1,006,710
      Note payable - line of credit                                        661,000        660,715      1,310,627 (E)      1,310,627
                                                                                                      (1,321,715)(F)
      Notes payable - related party                                        100,000        728,000       (728,000)(I)        100,000
      Note payable - current maturity of long-term debt                    375,000        216,695        700,000 (E)      1,333,126
                                                                                                        (375,000)(F)
                                                                                                         416,431 (C)
      Notes payable - other                                                101,700              -              -            101,700
      Current portion of capital lease obligations                               -          2,579              -              2,579
      Deferred income                                                            -        200,000              -            200,000
      Accrued income taxes                                                       -        246,362              -            246,362
      Accrual for disallowed contract costs                                      -        199,452       (199,452)(I)              -
      Other current liabilities                                          1,384,500      3,360,940        398,174 (G)      4,934,017
                                                                                                        (209,597)(I)
                                                                      -------------  -------------  -------------     --------------

        Total current liabilities                                        3,056,900      6,186,753         (8,532)         9,235,121
                                                                      -------------  -------------  -------------     --------------


    Long-term debt, less current portion                                         -      1,091,070              -          1,091,070
    Long-term capital lease obligations, less current portion                    -         14,607              -             14,607
    Notes payable - long term portion                                                                  1,248,389 (C)      4,048,389
                                                                                                       2,800,000 (E)
    Accrual for disallowed contract costs, less current portion                  -        826,242       (416,548)(I)        409,694
    Other                                                                   60,000              -              -             60,000
                                                                      -------------  -------------  -------------     --------------

        Total long-term liabilities                                         60,000      1,931,919      3,631,841          5,623,760
                                                                      -------------  -------------  -------------     --------------

    Commitments and contingencies

    Total liabilities                                                    3,116,900      8,118,672      3,623,309         14,858,881
                                                                      -------------  -------------  -------------     --------------

    Shareholders' equity:

    Common stock $.02 par, authorized 20,000,000 shares;                   130,800             13         71,443 (B)        286,422
    issued and outstanding 6,539,144 shares                                                               84,179 (D)
                                                                                                             (13)(I)
    Preferred stock                                                              -      2,413,187     (2,413,187)(I)              -
    Treasury stock                                                               -       (758,922)       758,922 (I)              -
    Additional capital                                                  11,965,300        261,217      4,000,800 (B)     19,984,641
                                                                                                       3,983,561 (D)
                                                                                                          34,980 (E)
                                                                                                        (261,217)(I)
    Deferred compensation                                                   (6,800)             -              -             (6,800)
    Accumulated deficit                                                 (9,864,600)    (3,062,237)     3,062,237 (I)     (9,864,600)
                                                                      -------------  -------------  -------------     --------------

        Total shareholders' equity                                       2,224,700     (1,146,742)     9,321,705         10,399,663
                                                                      -------------  -------------  -------------     --------------

    Total liabilities and shareholders' equity                        $  5,341,600   $  6,971,930   $ 12,945,014      $  25,258,544
                                                                      =============  =============  =============     ==============

              See Notes to Pro Forma Combined Financial Statements
                                   (Unaudited)

                                  HADRON, INC.
             PRO FORMA COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                  --------------------------------------------

                                                Historical              Historical                                     Pro Forma
                                                  Hadron                  Analex              Adjustments               Combined
                                            ------------------     ------------------     ------------------       -----------------
Revenues                                    $       12,724,800     $       24,010,668     $                -       $      36,735,468
                                            ------------------     ------------------     ------------------       -----------------

Operating costs and expenses:
  Costs of revenue                                  10,338,300             21,850,086                      -              32,188,386
  Selling, general and administrative                2,099,500              1,305,326                196,431 (L)           3,601,257
                                            ------------------     ------------------     ------------------       -----------------

Total operating costs and expenses                  12,437,800             23,155,412                196,431              35,789,643
                                            ------------------     ------------------     ------------------       -----------------

Operating income                                       287,000                855,256               (196,431)                945,825
                                            ------------------     ------------------     ------------------       -----------------

Other expense:
  Interest expense (net)                                97,200                277,496                491,346 (J)             704,457
                                                                                                    (161,585)(K)
  Non-compete fees                                           -                107,809               (107,809)(M)                   -
  Other expense                                         42,000                      -                      -                  42,000
                                            ------------------     ------------------     ------------------       -----------------

Total other expense                                    139,200                385,305                221,952                 746,457
                                            ------------------     ------------------     ------------------       -----------------

Income before income taxes                             147,800                469,951               (418,383)                199,368

Provision for income taxes                                   -                171,514                      -                 171,514
                                            ------------------     ------------------     ------------------       -----------------

Net income                                  $          147,800     $          298,437     $         (418,383)      $          27,854
                                            ==================     ==================     ==================       =================


Per share data:

Net income per share:
  Basic                                     $             0.02                                                     $           0.002
                                            ==================                                                     =================

  Diluted                                   $             0.02                                                     $           0.002
                                            ==================                                                     =================

Weighted average number of shares:
  Basic                                              6,520,040                                      7,781,091 (O)         14,301,131
                                            ==================                             ==================      =================

  Diluted                                            7,971,382                                      7,744,571 (O)         15,715,953
                                            ==================                             ==================      =================

              See Notes to Pro Forma Combined Financial Statements
                                   (Unaudited)

                                  HADRON, INC.
             PRO FORMA COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
                  FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2000

                                                         Historical         Historical                                Pro Forma
                                                           Hadron             Analex        Adjustments               Combined
                                                        ------------       ------------   ----------------          ------------
Revenues                                                $ 18,577,400       $ 31,302,012       $          -          $ 49,879,412

Operating costs and expenses:
  Costs of revenue                                        15,419,700         28,832,483                  -            44,252,183
  Selling, general and administrative                      2,907,700          1,310,034            261,907 (L)         4,479,641
                                                        ------------       ------------       ------------          ------------

Total operating costs and expenses                        18,327,400         30,142,517            261,907            48,731,824
                                                        ------------       ------------       ------------          ------------

Operating income                                             250,000          1,159,495           (261,907)            1,147,588
                                                        ------------       ------------       ------------          ------------

Other expense (income):
  Interest income                                             (7,500)            (7,217)                 -               (14,717)
  Interest expense                                           277,500            212,033            655,130 (J)           842,492
                                                                                                  (302,171)(K)
  Provision for disallowed contract costs                          -            189,219                  -               189,219
  Non-compete fees                                                 -            142,800           (142,800)(M)                 -
  Employee stock ownership plan settlement                         -           (211,147)                 -              (211,147)
  Other income                                               (12,300)           (21,162)                 -               (33,462)
                                                        ------------       ------------       ------------          ------------

Total other expense                                          257,700            304,526            210,159               772,385
                                                        ------------       ------------       ------------          ------------

Income (loss) before income taxes                             (7,700)           854,969           (472,066)              375,203

Provision for income taxes                                    21,300            426,480                  -               447,780
                                                        ------------       ------------       ------------          ------------

Net income (loss)                                       $    (29,000)      $    428,489       $   (472,066)         $    (72,577)
                                                        ============       ============       ============          ============

Per share data:

Net loss per share:
  Basic                                                 $      (0.01)                                               $      (0.01)
                                                        ============                                                ============

  Diluted                                               $      (0.01)                                               $      (0.01)
                                                        ============                                                ============

Weighted average number of shares:
  Basic                                                    5,055,197                             7,781,091 (O)        12,836,288
                                                        ============                          ============          ============

  Diluted                                                  6,139,538                             7,763,622 (O)        13,903,160
                                                        ============                          ============          ============

                 See Notes to Consolidated Financial Statements
                                   (Unaudited)

          NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS (UNAUDITED)
               SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000


1.   Acquisition of Analex Corporation
     ---------------------------------

         Effective November 2, 2001, the Company acquired Analex Corporation ("Analex"), a privately held engineering and program management firm whose principal customers are NASA and the U.S. intelligence community. Analex will operate as a wholly owned subsidiary.

         Under the terms of the Agreement and Plan of Merger dated as of October 31, 2001 (the "Plan"), the shareholders representing all of the outstanding equity of Analex (the "Sellers") exchanged their Analex equity on a pro rata basis for approximately $6.5 million in a combination of cash and the satisfaction of certain liabilities of Analex as well as approximately 3.6 million shares of the Company's Common Stock, par value $0.02 per share ("Common Stock"). Of the approximately 3.6 million of Common Stock issued to the holders of Analex equity, 857,143 shares shall be subject to a provision by which the Company will guarantee for a five-year period to reimburse the Sellers the difference between the price at which they sell such shares and a guaranteed sales price ranging from $1.60 to $2.20 per share ("Guaranteed Shares"), if such shares are sold within such period and if certain other conditions are satisfied.

         In addition, the Company issued promissory notes to certain Sellers totaling $772,625 with a five-year term and entered into non-competition agreements with these Sellers for total payments of $540,000. In the event the Company is awarded the Expendable Launch Vehicle Integrated Services ("ELVIS") contract by NASA pursuant to the current procurement, the Company will be required to make additional payments to certain Sellers, pursuant to the Agreement

         To finance the Merger, the Company negotiated a new senior credit facility with Bank of America, N.A. in the amount of $7.5 million, comprised of
(i) a term loan note in the amount of $3.5 million and (ii) a revolving line of credit at $4 million. Bank of America has required the Company to obtain personal guarantees in the amount of $2 million, which the Company procured from two individuals (one of whom is a director of the Company) in exchange for an annual fee and the issuance of warrants to purchase Common Stock at an exercise price of $0.02 per share with the number of warrants to be based on the duration of the guarantees and a formula related to valuing the Company. In addition, the Company issued shares of common stock for aggregate consideration of approximately $4 million through a private placement consisting of (i) Common Stock at a price of $1.14 per share to purchasers who purchased less than $500,000 worth thereof or (ii) units consisting of Common Stock and warrants to purchase 0.2061 shares of Common Stock at an exercise price of $0.02 per share for each share purchased at a price of $1.14 per unit for purchasers who purchased $500,000 or more of the Company's equity. Two of such purchasers are directors or affiliates of a director.

         The Merger is subject to various customary terms, conditions, covenants, indemnities and events.

(A)      Represents cash payments of $6,510,000 to the Sellers.

(B) Represents 3,572,143 shares of the Company's restricted common stock distributed to the Sellers, recorded at the valuation price of $1.14 per share.

(C) Represents the issuance of promissory notes to certain Sellers totaling $772,625, and the recording of liabilities related to non-competition agreements of $892,195.

(D) Represents the issuance of 4,208,948 shares of restricted common stock through a private placement, aggregating $4,067,740.

(E) Represents the $3,500,000 million term note and $1,310,627 of the $4 million revolving line of credit with Bank of America, used to finance acquisition. A $75,000 fee was paid to Bank of

         America, which will be amortized over 60 months. In addition, total warrants of 30,956 were issued to the two guarantors of the Bank of America loans, resulting in deferred finance costs of $34,980.

(F) Represents the payment of the $375,000 United Bank term note, $661,000 United Bank line of credit, and the $660,715 Analex line of credit.

(G) Represents legal, financial and other obligations of $570,274 associated with the acquisition, of which $172,100 was prepaid and the remaining was accrued.

(H) Represents goodwill of approximately $13,529,638 associated with the purchase, representing the total cost of acquisition of $14,676,380 in excess of the fair value of assets acquired of $6,971,930 and liabilities assumed of $8,118,672.

(I) Represents elimination of $1,146,742 of Analex' stockholders' deficit and $1,478,000 of deferred tax assets, and a $92,597 reclassification between cash and other current liabilities in connection with purchase accounting. Represents payment of Analex liabilities pursuant to, and in connection with, the acquisition, of $728,000 of Shareholder notes, $616,000 of disallowed contract costs, and $117,000 of accrued state and local tax obligations.

(J)      Represents the recording of the following interest expense:

         1) At the rate of 6% per annum, related to the $727,625 promissory notes issued in connection with the acquisition, of approximately $34,768 and $46,358 for the nine months ended September 30, 2001 and the twelve months ended December 31, 2000, respectively.

         2) In connection with the discounted non-competition agreements, of approximately $17,319 and $23,093 for the nine months ended September 30, 2001 and the twelve months ended December 31, 2000, respectively.

         3) At the negotiated fixed rate of 7.5%, related to the Bank of America $3.5 million term note of approximately $196,875 and $262,500 for the nine months ended September 30, 2001 and the twelve months ended December 31, 2000, respectively.

         4) At the negotiated fixed rate of 7.5%, related to the Bank of America $4.0 million revolving line of credit, assuming principal outstanding of $1,310,627, of approximately $73,723 and $98,297 for the nine months ended September 30, 2001 and the twelve months ended December 31, 2000 respectively.

         5) Related to the Bank of America $75,000 fee, of approximately $11,250 and $15,000 for the nine months ended September 30, 2001 and the twelve months ended December 31, 2000, respectively.

         6) Related to the issuance of 30,956 warrants to guarantors of Bank of America debt, of approximately $157,411 and $209,882 for the nine months ended September 30, 2001 and the twelve months ended
         December 31, 2000, respectively.

(K)      Represents the elimination of the following interest expense:

         1) Related to the United Bank term note, of $40,717 and $114,521 for the nine months ended September 30, 2001 and the twelve months ended December 31, 2000, respectively.

         2) Related to the United Bank and Analex line of credits, of $120,868 and $187,650 for the nine months ended September 30, 2001 and the twelve months ended December 31, 2000, respectively.

(L) Represents amortization of non-competition agreements, of $196,431 and $261,907 for the nine months ended September 30, 2001 and the twelve months ended December 31, 2000, respectively.

(M) Represents elimination of Analex' non-compete fees of $107,809 and $142,800 for the nine months ended September 30, 2001 and the twelve months ended December 31, 2000, respectively.

(N) Represents the deficiency in the tangible net worth of Analex at post-closing, of $451,441 below the required $80,000 which, pursuant to the Agreement, will be repaid by Analex.

(O) Represents the impact of the acquisition on the Company's basic and diluted earnings per share computations, as reflected below:

2.  Pro Forma Earnings per Share
    ----------------------------

     The following table sets forth the computation of pro forma basic and diluted earnings per share for the nine months ended September 30, 2001 and the twelve months ended December 31, 2000:

                                              September 2001     December 2000
                                              --------------     -------------


Numerator for diluted earnings per share:

Net income (loss)                                   $ 27,854          $(72,577)
                                              ==============     =============



Denominator:
   Denominator for basic
    earnings per share:
    weighted average shares
    outstanding                                   14,301,131        12,836,288



Effect of dilutive securities:
 Warrants                                          1,235,163           978,446
 Employee stock options                              179,659            88,426
 Convertible debt                                          -                 -
                                              --------------     -------------

Denominator for diluted

 earnings per share                               15,715,953        13,903,160
                                              ==============     =============

Basic earnings (loss) per share                       $ .002            $ (.01)
                                              ==============     =============

Diluted earnings (loss) per share                     $ .002            $ (.01)
                                              ==============     =============



    Shares issuable upon the exercise of stock options or warrants or upon conversion of debt have been excluded from the computation to the extent that their inclusion would be anti-dilutive.

3.       Adjusted Pro Forma Earnings per Share
         -------------------------------------

     The Company has net operating loss (NOL) carryforwards for federal and state purposes available to offset future taxable income in excess of $5,000,000. The provisions for Analex' income taxes of $171,514 and $426,480 for the pro forma nine months ended September 30, 2001 and the twelve months ended December 31, 2000, respectively, would have been eliminated if the Company had been combined at those dates.

     The Company anticipates cost savings associated with its integration with Analex, mainly in the areas of indirect staff and facilities' reductions, of approximately $547,500 and $730,000 for the pro forma nine months ended September 30, 2001 and the twelve months ended December 31, 2000, respectively.

     With these adjustments, the Company's basic and diluted pro forma earnings per share for the nine months ended September 30, 2001 and the twelve months ended December 31, 2000 would be as follows:


                                              September 2001     December 2000
                                              --------------     -------------

Numerator for diluted earnings per share:

Net income                                       $   746,868       $ 1,083,903
                                              ==============     =============


Denominator:
    Denominator for basic
    earnings per share:
    weighted average shares
    outstanding                                   14,301,131        12,836,288


Effect of dilutive securities:
 Warrants                                          1,235,163           978,446
 Employee stock options                              179,659            88,426
 Convertible debt                                          -                 -
                                              --------------     -------------

Denominator for diluted
 earnings per share                               15,715,953        13,903,160
                                              ==============     =============

Basic earnings per share                         $       .05       $       .08
                                              ==============     =============

Diluted earnings per share                       $       .05       $       .08
                                              ==============     =============

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                               Hadron, Inc.

                                               /s/ STERLING E. PHILLIPS, JR.
Date: January 4, 2002                   By:__________________________________
                                               Sterling E. Phillips, Jr.
                                               President and Chief Executive
                                               Officer